BALLYLIFFIN CAPITAL CORP.

September 26, 2008

FOX ENERGY EXPLORATION LIMITED
64 Knightsbridge
London SW1X 7JF
England

Attention: Mr Richard Joseph Moore

-and-

FOX PETROLEUM INC.
64 Knightsbridge
London SW1X 7JF
England

Attention: Mr. Richard Joseph Moore

Dear Sirs:

Re:	Transaction Proposal and Exclusivity Agreement (the “Letter Agreement”)

Further to our discussions, this Letter Agreement will serve as an agreement between ----------------. (“BLL”), on the one part, and Fox Energy Exploration Limited (“Fox UK”) and Fox Petroleum Inc. (“Fox US”), on the other part, with respect to the proposed business combination (the “Transaction”) between BLL, Fox UK and Fox US on the terms set out herein.

1.	Price and Structure of Transaction

The final structure of the Transaction will be determined once all of the tax, corporate and securities laws issues have been reviewed in detail.

Under the Transaction BLL will acquire 100% of the issued and outstanding shares of Fox UK (the “Fox Shares”) whereby the holders of Fox Shares will receive common shares of BLL (the “BLL Shares”) in exchange for their Fox Shares, the whole based on a valuation of Fox UK to of $70,000,000.00 on a pre-financing basis (the “Valuation”). Pursuant to said exchange, the BLL Shares shall be issued at a price of CAD$0.40 per share

Fox UK, Fox US and BLL hereby acknowledge and agree to work together to retain the services of a financing agent (the “Agent”) in respect of a private equity offering of up to $25,000,000 (the “Financing”), the whole to be conducted, on a best efforts basis, for Fox UK upon terms and conditions mutually acceptable to BLL, on the one hand, and Fox UK and Fox US, on the other hand.

All funds received pursuant to the Financing shall principally be applied to the maintenance and development of Fox UK’s North Sea projects, the whole as set forth in Schedule A attached hereto.

2.	Definitive Agreements

The parties will begin to prepare drafts of the legal documents necessary to effect the Transaction and the Financing. The parties shall use their good faith efforts to complete and be in a position to execute definitive agreements relating to the Transaction and the Financing (the “Definitive Agreements”) no later than 14 days following the retention of the Agent (the “Retention Date”) or such later time and date as may be mutually agreed to by the parties in writing.

Upon execution of the LOI by both parties, and subject to prior approval of the TSX Venture Exchange, BLL shall advance to BLL’s legal counsel, the sum of CAD$250,000 to be held in trust as a refundable deposit in favour of Fox UK. If the Transaction does not close as a result of BLL’s termination of the Transaction, then $225,000 shall be returned to BLL and Fox UK shall be entitled to receive a $25,000 termination fee from BLL.

Closing of the Financing would be targeted to occur 30 days following the Retention Date of the Agent or, before November 30, 2008.

Closing of the Transaction would be targeted to occur 60 days following the Retention Date or such other time and date, earlier or later, as may be mutually agreed to by the parties, the whole subject to regulatory approval.

The Definitive Agreements shall be mutually acceptable to Fox UK, Fox US and BLL and shall be substantially in the form customarily used for such a document, including customary representations and warranties and conditions.

Without limitation, the Definitive Agreements shall provide that the obligations to complete the Transaction shall be conditional on, among other things:

(a)	Fox UK having prepared and provided audited financial statements and reports compliant with National Instrument 51-101 respecting Standards of Disclosure for Oil and Gas Activities;

(b)	receipt by the parties of all required third party approvals;

(c)

the parties having used their good faith efforts to prepare all necessary disclosure and filing documentation in respect of the Transaction and receipt by the parties of all regulatory approvals (including relevant stock exchanges);

(d)	required approval by the stakeholders of BLL, Fox UK and Fox US;

(e)	approval by the board of directors of BLL, Fox UK and Fox US;

(f)	as for the Transaction, completion by Fox UK and Fox US of a satisfactory due diligence on BLL pursuant to paragraph 8 of this Letter Agreement;

(g)	as for the Transaction, completion by BLL of a satisfactory due diligence on Fox UK and Fox US pursuant to paragraph 8 of this Letter Agreement; and

(h)

if required by the TSX Venture Exchange, a qualified Sponsor (as defined under the TSX Venture Exchange Manual) shall accept to sponsor the Transaction and shall file with the TSX Venture Exchange at its entire satisfaction a Sponsor Report (as defined under the TSX Venture Exchange Manual).

3.	Other Matters respecting the Transaction and the Resulting Issuer

The parties agree that upon completion of the Transaction, Fox UK will be organized as follows:

Name -	A name to be determined but incorporating the term “Fox” (“Fox Canada”)

Directors -	The Fox Canada board will be comprised of seven members, four of which shall be nominated by Fox US and two of which shall be nominated by BLL. The one remaining directors shall be independent from Fox UK and Fox US, one of which shall be designated as non-executive Chairman of the Fox Canada board of directors.

Officers -	The following persons will be the initial officers of Fox Canada:

- Richard Joseph Moore – Chief Executive Officer
- William McNee – Chief Operating Officer
- Jonathan Wood – Chief Financial Officer
- Alexander J. Craven – Executive Vice President

In addition, Mike Rose shall be in charge of Exploration, and Rob Frost shall be the Director of Earth Sciences.

Corporate Offices -	The principal place of business and head office of Fox Canada will be in London except if agreed otherwise by the parties.

4.	Subsequent Merger of Fox Canada and Fox US

The parties agree that, immediately upon the completion of the Transaction and the Financing, they shall negotiate in good faith the merger of Fox Canada with Fox US, the final structure of which will be determined once all of the tax, corporate and securities law issues have been reviewed in detail; provided, however, that the parties agree that such merger shall be based upon market terms and conditions then in effect at that time.

5.	Business Activities

Each of BLL, Fox UK and Fox US agrees that during the period from the date of execution of this Letter Agreement until the earlier of (i) the date of the execution of the Definitive Agreements, and (ii) the date on which this Letter Agreement is terminated, except as required by law, as otherwise expressly permitted or specifically contemplated by this Letter Agreement or with the prior written consent of the other party, it:

(a)

shall conduct its business only in the usual and ordinary course of business, consistent with past practices and it shall use all commercially reasonable efforts to maintain and preserve its business, assets and advantageous business relationships;

(b)

shall not (i) amend its articles or by-laws; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares or securities pursuant to the Financing or the exercise of currently outstanding employee stock options; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(c)

shall not, except as previously disclosed or contemplated by this Letter Agreement, or without prior consultation with and the consent of the other party, such consent not to be unreasonably withheld, directly or indirectly (i) sell, pledge, dispose of or encumber any assets (other than in the ordinary course of business) having an individual value in excess of $100,000; (ii) expend or commit to expend more than $50,000 individually or $200,000 in the aggregate with respect of any capital expenditures (other than in the ordinary course of business); (iii) expend or commit to expend any amounts with respect to any operating expenses (other than in the ordinary course of business); (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (v) acquire any assets with an acquisition cost in excess of (A) $50,000 individually or (B) $200,000 in the aggregate (other than in the ordinary course of business); (vi) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Transaction; (vii) authorize any release or relinquishment of any material contract right (other than in the ordinary course of business); (viii) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document (other than in the ordinary course of business); (ix) enter into or terminate any hedges, swaps or other financial instruments or like transactions (other than in the ordinary course of business); or

(x) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)	except as set forth in Schedule B attached hereto, shall not make any payment to any employee, officer or director outside of their ordinary and usual compensation for services provided;

(e)

except as set forth in Schedule B attached hereto, shall not grant any officer, director or employee an increase in compensation in any form, grant any general salary increase, take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers or employees (other than to permit accelerated vesting of currently outstanding stock options), or make any loan to any officer, director or any other party not at arm’s length;

(f)

except as set forth in Schedule B attached hereto, shall not adopt or amend or make any contribution to any bonus, cost plus employee benefit plan, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(g)

shall use its commercially reasonable efforts to maintain in force its current insurance policies and will pay all premiums in respect of such insurance policies that become due after the date hereof; and

(h)

shall not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Letter Agreement, which might directly or indirectly interfere or affect the consummation of the Transaction and the Financing.

6.	Non-Solicitation

Each of BLL, Fox UK and Fox US agrees that during the period from the date of execution of this Letter Agreement until the earlier of (i) the date of the execution of the Definitive Agreements, and (ii) the date on which this Letter Agreement is terminated, it:

(a)

shall immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by it, or its officers, directors, employees, financial advisors, representatives and agents (“Representatives”) or others with respect to all Take-over Proposals (as defined below);

(b)	shall not solicit or cause or facilitate anyone else to solicit any Take-over Proposal;

(c)	shall not provide information concerning its securities, assets or business to anyone for or in furtherance of anything mentioned in subparagraphs 6(a) or 6(b);

(d)	shall not release any person from any confidentiality or standstill agreement to which it and such person are parties or amend any such agreement; and

(e)

shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal.

For the purposes of this Letter Agreement, “Take-over Proposal” means a proposal or offer by a third person, whether or not subject to a due diligence or other condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of BLL, Fox UK or Fox US, as the case may be, or any of their respective subsidiaries or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding voting shares of BLL, Fox UK or Fox US, as the case may be, whether by way of takeover bid, arrangement, amalgamation, merger, consolidation or other business combination, including without limitation, any single or multistep transaction or series of related transactions that is structured to permit such third person to acquire beneficial ownership of all or a material portion of its asset or any of the subsidiaries or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of its outstanding voting shares and includes any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution or reorganization into a royalty trust or income fund or similar transaction or other business combination involving BLL, Fox UK or Fox US, as the case may be, or their respective subsidiaries or any proposal, offer or agreement to acquire 20% or more of the assets of BLL, Fox UK or Fox US, as the case may be; provided that the Financing shall not be interpreted as a Take-over Proposal.

Notwithstanding the above or any other term of this Letter Agreement, each of BLL, Fox UK and Fox US may:

(a)

engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by BLL, Fox UK or Fox US, as the case may be, or its Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning it and its business, properties and assets that has previously been provided to the other party, provided that:

(i)

the other person has first made a bona fide written Take-over Proposal that the board of directors has determined in good faith would, if consummated in accordance with its terms, likely result in a transaction that is more favourable from a financial point of view to its shareholders (solely in their capacity of shareholders) than the Transaction and the Financing (a “Superior Proposal”) after taking into account the advice of a financial advisor and after taking into account any other relevant factors permitted by applicable law (including the likelihood of obtaining financing and regulatory approval for such proposal and the likelihood of consummating such proposal);

(ii)

prior to furnishing such information to or entering into discussions or negotiations with such person or entity, and in any event, as soon as reasonably practicable, it provides notice orally and in writing to the other party hereto specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained herein and provides such other party hereto with a copy of such Superior Proposal and any amendments thereto and confirms in writing the determination of its board of directors that the Take-over Proposal, if completed, would constitute a Superior Proposal;

	(iii)	it provides notice to the other party at such time as it or such person or entity terminates any such discussions or negotiations; and

	(iv)	as soon as reasonably practicable, it provides or makes available to the other party any information provided to any such person or entity whether or not previously made available to such other party;

(b)

accept, recommend, approve or implement a Superior Proposal from a third person, but only (in the case of this subparagraph 6(b)) if prior to such acceptance, recommendation, approval or implementation, its board of directors shall have concluded in good faith, after receiving the advice of outside counsel, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable law and it concurrently terminates this Letter Agreement pursuant to subparagraph 12(b).

Each of BLL, on the one hand, and Fox UK and Fox US, on the other hand, shall give the other party hereto notice of any agreement (and the terms of such agreement) proposed to be entered into to implement a Superior Proposal. For a period of three business days from the time that BLL, Fox UK or Fox US (in this paragraph, the “Notifying Party”), as the case may be, provides notice of such Superior Proposal to the other party hereto and any amendment thereto, together with the foregoing confirmation in respect of the board of directors’ determination pursuant to subparagraph 6(a)(i), the board of directors of the Notifying Party and the Notifying Party agree not to accept, recommend or approve or enter into any agreement (a “Proposed Agreement”) to implement such a Superior Proposal or release the party making the Superior Proposal from any standstill provisions. In addition, in respect of any Superior Proposal, the Notifying Party shall and shall cause its financial and legal advisors to negotiate in good faith with the other party hereto to make such adjustments in the terms and conditions of this Letter Agreement and the terms of the Transaction as would enable the other party hereto to proceed with the transaction contemplated herein, as amended, rather than the Superior Proposal. In the event such other party hereto proposes to amend this Letter Agreement and the terms of the Transaction to provide equal or superior value to that provided under the Superior Proposal within a period of three business days from the time that such other party receives notice of the Superior Proposal from the Notifying Party as aforesaid and a copy of the Proposed Agreement

(and any amendments thereto), the Notifying Party shall not enter into any Proposed Agreement regarding the Superior Proposal or any amendment thereof.

7.	Shareholders’ Meetings

In the event where any party hereto would be required by applicable corporate and securities laws to hold any special shareholders’ meetings to approve the Transaction, such party shall do so as expeditiously as possible following the execution of the Definitive Agreements, and the parties will work together to prepare common materials for such shareholders’ meetings.

8.	Due Diligence

Without limiting the generality of any of the other provisions of this Letter Agreement, each of BLL, on the one hand, and Fox UK and Fox US, on the other hand, is entitled to complete its due diligence in respect of the other party’s business, operations, assets, prospects, financial condition and affairs.

Each of BLL, on the one hand, and Fox UK and Fox US, on the other hand, will make available to the other all land, legal, title documents and related files, geologic maps, well files and well logs, books, papers, financial information and pertinent documents or agreements relating to the above matters, and shall provide reasonable physical access to all assets.

In addition, each of the parties agrees to:

(a)

permit the legal and professional representatives and agents of the other party full access to its books, records and documents provided that the disclosing party is satisfied, acting reasonably, that the confidentiality of the subject matter of the disclosure can be maintained in accordance with the confidentiality provisions contained herein; and

(b)

endeavour to include in the information furnished to the other party or obtained by the other party in the course of the aforesaid investigations, all information which would reasonably be considered to be relevant for the purposes of the other party’s investigation and not knowingly withhold any information which would make anything contained in the information delivered erroneous or misleading.

The parties shall use all reasonable commercial efforts to complete all due diligence from the later of: (i) 30 days following the Retention Date (unless the parties mutually agree to extend such period) or (ii) 30 days after the delivery by Fox UK to BLL of the NI 51-101 Report. Upon completion of their respective due diligence reviews, each party shall advise the other party in writing as to whether its due diligence review has resulted in a discovery of adverse information with respect to the business and affairs of such other party that the first party considers significant, taken as a whole, that had not been previously disclosed and giving the details of any such information. In such circumstances, BLL, on the one hand, or Fox UK or Fox US, on the other hand, as the case may be, shall in the same letter indicate whether, in view of such significant information, it is terminating this Letter Agreement (with no obligation to either party hereto).

9.	Confidentiality

(a)

Each party hereto recognizes that it is essential to the success of each of the other parties hereto that their business and affairs be kept in the strictest confidence. The party receiving information (the “Receiving Party”) from one of the other parties (the “Disclosing Party”) shall keep all information pertaining to or concerning the Disclosing Party (other than as hereinafter provided) in the strictest confidence and shall not utilize or make available any such information directly or indirectly in connection with any business or activity in which the Receiving Party is or proposes to be involved, and shall not disclose any of that information to any person other than:

	(i)	as required by courts of competent jurisdiction, stock exchange rules or policies of or undertakings given to governmental entities having jurisdiction;

	(ii)	as required by law; or

	(iii)	to a governmental entity to which the disclosure is required by law and where there is no reasonable means to avoid that disclosure.

(b)

The standard of care for protecting confidential information under paragraph 9(a) shall be that degree of reasonable care which the Receiving Party would use to prevent disclosure, publication or dissemination of the Receiving Party’s own proprietary or confidential information,

(c)	The Receiving Party shall not be obligated to keep in confidence nor shall it incur any liability for disclosure of information to a third party (the “Recipient”) of the nature aforesaid which:

	(i)	has become known or available to the Recipient in carrying on its business in the ordinary course without a breach of this Letter Agreement, or as required by law;

	(ii)	was permitted to be disclosed by the Disclosing Party;

	(iii)	has been public or is otherwise within the public domain at the time of its disclosure to the Recipient;

	(iv)	comes into the public domain without any breach of this Letter Agreement; or

	(v)	becomes known or available to the Recipient other than as a result of the activities of the Receiving Party but without any breach of this Letter Agreement.

(d)

In the event of a breach of any covenant contained in this section, the Disclosing Party shall be entitled to an injunction restricting that breach or otherwise specifically to enforce any of those covenants in addition to any other remedies provided by law. Any remedy expressly set forth in this Letter Agreement shall be in addition to and not exclusive of or dependant on the exercise of any other remedy available to the Disclosing Party at law or otherwise.

(e)	The Receiving Party shall be responsible for any breach by it, its representatives, agents and advisors of the covenants and obligations provided in this section of this Letter Agreement.

10.	Material Changes

From and after the date of execution of this Letter Agreement until the earlier of (i) the date of the execution of the Definitive Agreements, or (ii) the date on which this Letter Agreement is terminated, each of BLL, on the one hand, and Fox UK and Fox US, on the other hand, shall promptly notify the other party hereto in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise.

11.	Announcements

The parties agree that each of them must issue a press release and file a material change report in respect of this Letter Agreement, and agree to consult with each other on the content thereof and to use their reasonable commercial efforts to agree on a joint release in respect of such matters. Otherwise, unless otherwise required by applicable securities law or the policies of the TSX Venture Exchange or other regulatory authorities, neither party shall, except with the prior written consent of the other party, issue any press release regarding the Transaction.

12.	Termination

This Letter Agreement shall terminate with the parties hereto having no further obligations to each other hereunder in the following circumstances:

(a)	by written agreement of both parties; or

(b)	by either BLL, on the one hand, or Fox UK and Fox US, on the other hand, advising that it is terminating this Letter Agreement in accordance with paragraph 6; or

(c)

by either BLL, on the one hand, or Fox UK and Fox US, on the other hand, advising that it is terminating this Letter Agreement if the Definitive Agreements have not been entered into within 30 days following the Retention Date;

(d)

by either BLL, on the one hand, or Fox UK and Fox US, on the other hand, in the event that the Financing is not completed as contemplated herein by November 30, 2008, unless the parties hereto agree in writing to extending the closing date of Financing; or

13.	Fees and Expenses

All fees, costs and expenses incurred in connection with this Letter Agreement and the Transaction and Financing contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

14.	Finders Fees

The parties hereto acknowledge that finders fees will be payable to Pollard Financial Ltd. in connection with its efforts in facilitating the Transaction and that such finders fees will be payable in accordance with the polices of the TSX Venture Exchange.

15.	Enforceability

The Parties intend that, subject to the conditions set forth herein, this Letter Agreement is binding.

16.	Currency

Unless otherwise indicated, all dollar amounts referred to herein refer to the currency of the United States of America.

17.	Applicable Law

It is mutually understood and agreed that this Letter Agreement and the Definitive Agreements shall be governed and interpreted in all respects according to the law of the Province of Alberta and the laws of Canada applicable therein.

18.	Language

It is the express wish of the parties to this Letter Agreement that this Letter Agreement and all related documents be drafted in English. Les parties aux présentes conviennent et exigent que cette convention ainsi que tous les documents s'y rattachant soient rédigés en langue Anglais.

If the foregoing is acceptable, please execute the enclosed duplicate copy of this Letter Agreement in the space below and return it to the undersigned on or prior to 5:00 p.m. (PST) on September 26, 2008, and unless that happens, this Letter Agreement shall lapse and be of no further force or effect.

Yours truly,

BALLYLIFFIN CAPITAL CORP.

Per:	/s/ Steven Khan__________________________________________
Authorized Signatory
Steven Khan - Director

ACKNOWLEDGED AND ACCEPTED, this 26 day of September, 2008

FOX ENERGY EXPLORATION LIMITED

Per:	/s/ Richard Joseph Moore__________________________________
Richard Joseph Moore

FOX PETROLEUM INC.

Per:	/s/ Richard Joseph Moore__________________________________
Richard Joseph Moore